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                                                                     EXHIBIT 2.6

                            CLOSING DAY AMENDMENT TO


                               PURCHASE AGREEMENT


                                  BY AND AMONG


                           RIG HUNT RIVER COMMONS, LLC

                           RIG PARADISE PAVILION, LLC

                             RIG HILLTOP PLAZA, LLC

                            RIG NORMANDY SQUARE, LLC

                                       AND

                        NEW PLAN EXCEL REALTY TRUST, INC.


                          Dated as of December 12, 2002

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                   CLOSING DAY AMENDMENT TO PURCHASE AGREEMENT

     This CLOSING DAY AMENDMENT TO PURCHASE AGREEMENT (this "Agreement"), dated as of December 12, 2002 by and among RIG Hunt River Commons, LLC, RIG Paradise Pavilion, LLC, RIG Hilltop Plaza, LLC and RIG Normandy Square, LLC, all of which are Delaware limited liability companies (collectively, "Seller") and New Plan Excel Realty Trust, Inc., a Maryland corporation ("Purchaser").

                                    RECITALS:

     A. Seller and Purchaser entered into that certain Purchase Agreement dated as of October 17, 2002 (as heretofore amended and as joined in by RIG Normandy Square, LLC, the "Purchase Agreement").

     B. The parties hereto desire to modify certain terms of the Purchase Agreement.

     NOW THEREFORE, in consideration of the terms, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

                                  I. AMENDMENTS

     1.1 The definition of the term "Assumed Indebtedness" in the Purchase Agreement is hereby modified to mean the Indebtedness with respect to the Properties under the Purchase Agreement described on Schedule 1.1 attached hereto and made a part hereof.

     1.2 Seller agrees that, upon Purchaser's payment in full of any promissory note made and issued pursuant to Section 2.2 of the Purchase Agreement, Seller shall promptly cancel said note and return the same to Purchaser. The provisions of this Section shall survive the Closing.

     1.3   The following sentence shall be added to the end of Section 2.4(d):
"In the event of a real estate tax re-assessment relating to a year prior to the year in which the Closing Date occurs (a "PRIOR YEAR"), whether arising by reason of a tax appeal, certiorari proceeding or otherwise, which re-assessment increases the amount of taxes due in respect of such Prior Year, then any such increase in taxes shall be treated as an unpaid amount under this Section 2.4(d) and Purchaser shall be given a credit for such amount as part of the Final Closing Adjustment. The obligations of Seller under the immediately preceding sentence will survive until the date of the Final Closing Adjustment. Purchaser, with respect to any amount that Seller must pay to Purchaser pursuant to this provision, shall use commercially reasonable efforts to collect any amounts payable toward such tax bill increases or assign its rights to collect the same from tenants under their leases."

     1.4 Section 11.5(a)(ii) of the Purchase Agreement is hereby amended by deleting "$1,000,000" and replacing it with "$6,500,000."

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     1.5   Seller hereby agrees to cause EIG Operating Partnership, L.P., a
Delaware limited partnership and an entity under common control with Seller (the "OP"), to guarantee the post-closing obligations of Seller under the Purchase Agreement (the "OBLIGATIONS"), subject to the terms of the Purchase Agreement, and to cause the OP to subject the security held in escrow under Section 11.7 of that certain Purchase Agreement dated October 17, 2002 between Purchaser and the OP (as amended, the "OP PURCHASE AGREEMENT") and that certain Closing Escrow Agreement dated as of the date hereof, between the OP, Purchaser, Excel Realty Partners, L.P., Fidelity National Title Insurance Company of New York, and EIG Realty, Inc. to claims of Purchaser with respect to the Obligations. Section
11.7 of the Purchase Agreement is hereby modified by deleting the requirement that Seller place $1,000,000.00 into escrow to stand as security for performance of the Obligations.

     1.6 Notwithstanding anything to the contrary in Section 12.9 of the Purchase Agreement, to the extent that any lenders are being provided with new title policies instead of endorsements to their existing title policies, Purchaser and Seller shall split the cost of same; provided, however, that Seller's maximum liability in respect of such new policies shall be $37,500.00 under all Sale Agreements.

                                II. MISCELLANEOUS

     2.1 DEFINED TERMS: All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. The term "this Agreement" in the Purchase Agreement shall be deemed to be the Purchase Agreement and all amendments thereto.

     2.2 ADMINISTRATION AND INTERPRETATION: The administration provisions, including, without limitation, the notice, governing law, and counterparts provisions of the Purchase Agreement are incorporated herein.

     2.3 EXHIBITS AND SCHEDULES: The Recitals to this Agreement and the Exhibits and Schedules attached hereto are hereby incorporated by reference into the body of this Agreement and made a part hereof.

     2.4 AMENDMENT: Except as specifically herein set forth, all of the terms, covenants and conditions of the Purchase Agreement shall remain unmodified, in full force and effect and shall be binding upon the parties hereto and their respective successors and assigns.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                          RIG HUNT RIVER COMMONS, LLC

                          RIG PARADISE PAVILION, LLC

                          RIG HILLTOP PLAZA, LLC

                          RIG NORMANDY SQUARE, LLC

                          By: Rhino Investment Group, LLC, the sole member of
                              each of the above-listed entities


                              By: /s/ George B. Huber
                                  ----------------------------------------
                              Name: George B. Huber
                              Title: President


                          NEW PLAN EXCEL REALTY TRUST, INC.


                          By: /s/ Steven F. Siegel
                              --------------------------------------------
                          Name: Steven F. Siegel
                          Title: Executive Vice President

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